Exhibit 99.1

FOR IMMEDIATE RELEASE

LE@P TECHNOLOGY, INC. APPOINTS DR. DONALD J. CIAPPENELLI

AS CHIEF EXECUTIVE OFFICER AND CHAIRMAN

FORT LAUDERDALE, FL – October 31, 2006 – Le@P Technology, Inc. (LPTC:OB) today announced the appointment of Dr. Donald J. Ciappenelli as Chairman of the Board of Directors and Chief Executive Officer, effective November 1, 2006.

Le@P’s Board of Directors are very pleased to welcome Dr. Ciappenelli. The Board feels that with his broad life sciences and new venture expertise, Dr. Ciappenelli will significantly strengthen Le@P’s capabilities as he builds a new team and product portfolio with his broad expertise in life sciences and new ventures.

Dr. Ciappenelli’s career spans over 25 years of experience in the life sciences including research and development, product commercialization and executive management at a number of successful biotech ventures in the Cambridge, Massachusetts area. During his career, he has founded and served on the executive management team and the Board of Directors of 10 companies, three of which have reached the public markets. He has specialized in the early stage development of more than 50 life sciences startups, working with founding investors, venture capitalists, executive management and leading scientists. He is a former Director of the Chemical Laboratories and faculty member of the Department of Chemistry at Harvard University. Dr. Ciappenelli has particular expertise in the molecular sciences. His commercialization experience includes successfully identifying, acquiring, and developing core technologies from leading universities and successfully transferring these assets into corporations and leveraging their commercial potential.

“I am excited about the opportunity to build Le@P and look forward to developing a sustainable, successful business by harnessing promising technologies and bringing new products to market,” said Dr. Ciappenelli.

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Statements about Le@P’s future expectations, including without limitation, future revenues and earnings, plans and objectives for future operations, future agreements, future economic performance, operations and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. Le@P intends that such forward-looking statements be subject to the safe harbor created thereby. Since these statements involve risks and uncertainties, including but not limited to economic, competitive, governmental, regulatory, contractual and technological factors affecting Le@P’s operations, markets and profitability, Le@P’s actual performance could differ materially and adversely from its projected results.